Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

May 6, 2011

GeoMet Inc.

909 Fannin Street

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the incorporation by reference of the GeoMet, Inc. Annual Report on Form 10-K for the year ended December 31, 2010 in the Registration Statement on Form S-3 to be filed by GeoMet, Inc. with the United States Securities and Exchange Commission on or about May 6, 2011.

Very truly yours,

/S/ DEGOLYER AND MACNAUGHTON
DEGOLYER AND MACNAUGHTON Texas Registered Engineering Firm F-716